Exhibit 10.1

AMENDMENT NO. 3 TO AMENDED EMPLOYMENT AGREEMENT

This Amendment No. 3 to Amended Employment Agreement (the “Amendment”) is entered into effective as of April 8, 2014, by and between Atmel Corporation (the “Company”) and Steven Laub (“Executive”) and amends that certain Amended Employment Agreement entered into effective as of May 31, 2009, by and between the Company and Executive, as further amended effective October 25, 2011 and March 27, 2014 (collectively, the “Amended Employment Agreement”).

1.	Section 7(a)(ii) of the Amended Employment Agreement is hereby amended and restated in its entirety as set forth below:

“(A) in the case of death or Disability, and notwithstanding the terms of any stock option agreement or anything else to the contrary, one hundred percent (100%) of Executive’s equity awards automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable (and the period over which such equity awards, as applicable, may be exercised shall be governed by the penultimate sentence of Section 6 above), other than performance-based restricted stock unit awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the date of death or Disability, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provide for, and permit, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of such death or Disability); or (B) in the case of termination without Cause or resignation for Good Reason, twelve (12) months of Executive’s then outstanding, unvested equity awards (i.e., with respect to time based vesting awards, the awards that Executive would have achieved had Executive remained in the employ of the Company for an additional twelve (12) months) automatically shall accelerate and all restrictions or repurchase rights applicable thereto, with respect those equity awards, shall immediately lapse so as to become fully vested and exercisable (and the period over which such equity awards, as applicable, may be exercised shall be governed by the penultimate sentence of Section 6 above), other than performance-based restricted stock unit awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the date of the termination without Cause or resignation for Good Reason, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provide for, and permit, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of the termination without Cause or resignation for Good Reason);”

2.	Except as expressly amended and restated by this Amendment, the Amended Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by a duly authorized officer, as of the day, month and year written below.

	COMPANY:		EXECUTIVE:

	ATMEL CORPORATION		STEVEN LAUB

By:	/s/ Scott Wornow		/s/ Steven Laub
Name:	Scott Wornow
Title:	Senior Vice President and Chief Legal Officer
Date:	April 8, 2014	Date:	April 8, 2014